Exhibit 99.1




                     August 1, 2001                         Ilene A. Angarola
                                                            First Vice President
                                                            Investor Relations
                                                            (516) 683-4420



                        NEW YORK COMMUNITY BANCORP, INC.
                      AND RICHMOND COUNTY FINANCIAL CORP.
                            COMPLETE MERGER-OF-EQUALS


Westbury, N.Y., August 1, 2001 - New York Community Bancorp, Inc. (Nasdaq: NYCB) today announced that its merger-of-equals with Richmond County Financial Corp. was completed following the close of business on July 31, 2001. In accordance with the Agreement and Plan of Merger announced on March 27, 2001, Richmond County Financial Corp. merged with and into New York Community Bancorp, Inc. At the same time, Richmond County Savings Bank, the primary subsidiary of Richmond County Financial Corp., merged with and into New York Community Bank.

Based upon a fixed exchange ratio of 1.02 shares of New York Community Bancorp stock for each share of Richmond County Financial Corp. stock outstanding, approximately 26.4 million shares of stock will be issued in connection with the transaction, bringing the number of outstanding New York Community Bancorp shares to approximately 70.0 million. Based on yesterday's closing price of $42.53, the Company has a market capitalization of approximately $2.9 billion.

Based on both companies' balance sheets at June 30, 2001, the combined company has assets of approximately $8.2 billion, deposits of approximately $5.6 billion, and a network of 120 branch offices serving customers throughout New York City, Long Island, Rockland and Westchester counties, New Jersey, and Connecticut. Through its primary subsidiary, New York Community Bank, the Company operates six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank.

Additional information about New York Community Bancorp, Inc. may be found at www.myNYCB.com.